UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2024

ADAMS RESOURCES & ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7908	74-1753147
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

17 South Briar Hollow Lane, Suite 100, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 881-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	AE	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On November 11, 2024, Adams Resources & Energy, Inc., a Delaware corporation (“Adams” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Tres Energy LLC, a Texas limited liability company (“Parent”), and ARE Acquisition Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Company common stock, par value $0.10 per share (“Company Common Stock”) (other than shares of Company Common Stock (i) held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time or (ii) held by any subsidiary of either the Company or Parent immediately prior to the Effective Time) issued and outstanding immediately prior to the Effective Time (other than shares held by any holder who is entitled to appraisal rights and has properly exercised such rights under Delaware law) will be converted into the right to receive $38.00 in cash, without interest (the “Merger Consideration”).

Pursuant to the Merger Agreement, at the Effective Time, each share of Company Common Stock that vests and is deliverable on the satisfaction of time-based vesting conditions and/or the satisfaction of performance conditions (“Company Stock Awards”) will automatically become fully vested and will be canceled and converted into the right to receive the Merger Consideration. Each Company Stock Award for which the number of shares deliverable under such award is dependent upon the satisfaction of performance conditions shall vest based on the achievement of the target performance levels set forth in the applicable award agreement.

If the Merger is consummated, the Company’s securities will be delisted from the NYSE American and deregistered under the Securities Exchange Act of 1934 as promptly as practicable after the Effective Time.

The consummation of the Merger (the “Closing”) is subject to certain customary mutual conditions, including (i) the approval of the Company’s stockholders holding at least a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of the Merger Agreement, and (ii) the absence of any order, injunction, decree or law issued or enforced by any governmental authority of competent jurisdiction that prohibits, renders illegal or enjoins the consummation of the Merger. The obligation of each party to consummate the Merger is also conditioned upon (a) the accuracy of the representations and warranties of the other party as of the Closing (subject to customary materiality qualifiers), (b) compliance by the other party in all material respects with its pre-Closing obligations and covenants under the Merger Agreement and (c) in Parent’s case, the absence of a material adverse effect with respect to the Company.

The Company and Parent have each made customary representations, warranties and covenants in the Merger Agreement. Subject to certain exceptions, the Company has agreed, among other things, to covenants relating to the conduct of its business during the interim period between the execution of the Merger Agreement and the consummation of the Merger. In addition, subject to certain exceptions, the Company has agreed to covenants relating to (i) the submission of the Merger Agreement to the Company’s stockholders at a meeting thereof for approval, (ii) the recommendation by the board of directors of the Company (the “Board”) in favor of the adoption by the Company’s stockholders of the Merger Agreement and (iii) non-solicitation obligations of the Company relating to alternative acquisition proposals.

The Company is subject to customary “no-shop” restrictions on the Company’s ability to solicit alternative acquisition proposals, to furnish information to, and participate in discussions or negotiations with, third parties regarding any alternative acquisition proposals, subject to a customary “fiduciary out” provision that allows the Company, under certain specified circumstances, to furnish information to, and participate in discussions or negotiations with, third parties with respect to a bona fide unsolicited alternative acquisition proposal that did not result from a breach of the “no-shop” restrictions in the Merger Agreement if the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such alternative acquisition proposal either (i) constitutes a superior proposal or (ii) would reasonably be expected to lead to a superior proposal, and that failure to engage in negotiations or discussions with such third parties would be inconsistent with its fiduciary duties.

Either the Company or Parent may terminate the Merger Agreement if (i) Parent and the Company agree by mutual written consent to do so, (ii) the Merger has not been consummated on or before May 11, 2025 (the “End Date”), (iii) any governmental authority of competent jurisdiction has issued an injunction or other order prohibiting or preventing the Merger that is, or has become, final and non-appealable, (iv) the approval of the Company’s stockholders is not obtained at a meeting of the Company’s stockholders called for the purpose of adopting the Merger Agreement or (v) the other party breaches any representation, warranty or covenant that results in the failure of the related closing condition to be satisfied, subject to a cure period in certain circumstances. In addition, the Company may, under certain circumstances, terminate the Merger Agreement in order for the Company to enter concurrently into a definitive written agreement with respect to a bona fide unsolicited superior acquisition proposal that did not result from a breach of the “no-shop” restrictions in the Merger Agreement, subject to the Company having first complied with its obligations under the “no-shop” provisions, including certain matching rights and other obligations set forth in the Merger Agreement. The Company may also terminate the Merger Agreement if all of the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), Parent, in violation of the terms of the Merger Agreement, fails to consummate the Merger in accordance with the terms thereof, and the Company has provided irrevocable written notice to Parent that the Company is prepared to consummate the Merger but Parent and Merger Sub fail to consummate the Merger in accordance with the Merger Agreement within three business days after delivery of such notice. Additionally, Parent may, under certain circumstances, terminate the Merger Agreement if the Board changes or adversely modifies its recommendation that the Company’s stockholders vote in favor of adopting the Merger Agreement.

If the Merger Agreement is terminated (i) by the Company in order for the Company to enter into a definitive written agreement with respect to an unsolicited superior acquisition proposal, (ii) by Parent because the Board changes or adversely modifies its recommendation that the Company’s stockholders vote in favor of adopting the Merger Agreement, or (iii) by (x) either party because the Merger has not been consummated on or before the End Date or approval of the Company’s stockholders was not obtained or (y) Parent in connection with the Company breaching its representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied (subject to a cure period in certain circumstances), but only if, in the case of this clause (iii), an alternative acquisition proposal was previously publicly announced (or solely in the case of clause (y)) made to the Board) and not withdrawn and, within 12 months after termination of the Merger Agreement, an acquisition transaction is entered into or consummated, then, in each case, the Company will be obligated to pay to Parent a one-time fee equal to $4 million in cash. The Merger Agreement also provides that either party may specifically enforce the other party’s obligations under the Merger Agreement under certain circumstances.

The Merger Agreement and the description thereof provided in this Current Report on Form 8-K have been included to provide investors with information regarding its terms. They are not intended to provide any other factual information about the Company, Parent or any of their respective subsidiaries or affiliates or to modify or supplement any factual disclosures about the Company or Parent included in any public reports filed with the SEC. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement, and, as of specific dates, were solely for the benefit of the parties to such agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement, instead of establishing these matters as facts, and may be subject to standards of materiality that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or any of their respective subsidiaries or affiliates.

The foregoing description of the Merger Agreement, and the transactions contemplated thereby, including the Merger, does not purport to be complete and is qualified in its entirety by reference to the actual Merger Agreement. A copy of the Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

On November 12, 2024, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press released is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Important Information For Investors And Stockholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed transaction between Adams, Parent and Merger Sub. In connection with this proposed transaction, Adams intends to file one or more proxy statements or other documents with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement or other document Adams may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF ADAMS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of Adams as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Adams through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Adams will be available free of charge on Adams internet website at https://adamsresources.com/sec-filings or by contacting Adams’ Chief Financial Officer by email at tohmart@adamsresources.com or by phone at 713-881-3609.

Participants in Solicitation

Adams and its officers, directors and certain other employees may be soliciting proxies from Adams’ stockholders in favor of the Merger and may be deemed to be “participants in the solicitation” of proxies under the rules of the SEC. Information regarding Adams’ directors and executive officers and their respective interests in the Company by security holdings or otherwise is available in (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2023, including under the headings “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”, which was filed with the SEC on March 13, 2024, (ii) the Company's definitive Proxy Statement on Schedule 14A for its 2024 annual meeting of stockholders, including under the headings “Item 1 -- Election of Directors”, “Executive Officers”, “Summary Compensation Table”, “Compensation Overview”, “2023 Director Compensation”, “Transactions with Related Persons” and “Security Ownership of Certain Beneficial Owners and Management”, which was filed with the SEC on April 1, 2024 and (iii) subsequent statements of changes in beneficial ownership on file with the SEC. Additional information regarding the interests of such potential participants is or will be included in the Proxy Statement and other relevant materials to be filed with the SEC, when they become available, including in connection with the solicitation of proxies to approve the proposed transaction. These documents may be obtained free of charge from the SEC's website at www.sec.gov and the Company’s website at www.adamsresources.com/sec-filings.

Forward Looking Statements

This communication contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this communication that are not statements of historical fact, including statements about the timing of the proposed transaction, Adams’ ability to consummate the proposed transaction and the expected benefits of the proposed transaction, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future performance, plans, actions or events. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties include, among others: (i) the failure to obtain the required vote of Adams’ stockholders, (ii) the risk that a condition of closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur, (iii) risks related to disruption of management time from ongoing business operations due to the proposed transaction, (iv) the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of Adams, (v) the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Adams to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers, (vi) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring the Company to pay a termination fee, (vii) unexpected costs, charges or expenses resulting from the Merger, (viii) potential litigation relating to the Merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto, (ix) worldwide economic or political changes that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and services and impact the Company’s profitability, and (x) disruptions in the global credit and financial markets, including diminished liquidity and credit availability, cyber-security vulnerabilities, crude oil pricing and supply issues, retention of key employees, increases in fuel prices, and outcomes of legal proceedings, claims and investigations. Accordingly, actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Adams’ filings with the SEC, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Adams’ Annual Report on Form 10-K for the year ended December 31, 2023 and in the Company’s other filings with the SEC.

These forward-looking statements speak only as of the date of this communication, and Adams does not assume any obligation to update or revise any forward-looking statement made in this communication or that may from time to time be made by or on behalf of the Company, whether in response to new information, future events, or otherwise, except as required by applicable law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement and Plan of Merger by and among Adams Resources & Energy, Inc., Tres Energy, LLC, and ARE Acquisition Corporation.*

99.1	Press Release, dated as of November 12, 2024.

104	Cover Page Interactive Data File — the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

* The schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMS RESOURCES & ENERGY, INC.

Date:	November 12, 2024	By:	/s/ Tracy E. Ohmart
Tracy E. Ohmart
Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)